SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                            PulsePoint Communications
                      (f/k/a Digital Sound Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            Common Stock No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253911101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253911101                   13G                     Page 2 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Management Corporation
      06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 3 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Investment Partners III, A Limited Partnership
      06-1088899

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        480,830 Shares of Common Stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        480,830 Shares of Common Stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     480,830 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     3.17%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 4 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Associates III, Limited Partnership
      06-1093520
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        480,830 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        480,830 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     480,830 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     3.17%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 5 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Investment Partners V, Limited Partnership
      06-1093520
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,680,154 Shares of Common Stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        1,680,154 Shares of Common Stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,680,154 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.07%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 6 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Associates V, LLC
      06-1332465
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,680,154 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,680,154 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,680,154 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.07%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 7 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak V Affiliates Fund, Limited Partnership
      06-1334685
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        37,024 Shares of Common Stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        37,024 Shares of Common Stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     37,024 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.24%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                     Page 8 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak V Affiliates
      06-1334686
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        37,024 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        37,024 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     37,024 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.24%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 9 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Investment Partners VII, Limited Partnership
      06-1477520
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,625,835 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,625,835 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,625,835 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.72%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 10 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak Associates VII, LLC
      06-1490960
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,625,835 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,625,835 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,625,835 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.72%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 11 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak VII Affiliates Fund, Limited Partnership
      06-6443681
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        40,833 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        40,833 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     40,833 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.27%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 12 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Oak VII Affiliates, LLC
      06-1490961
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        40,833 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        40,833 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     40,833 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.27%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 13 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 14 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 15 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 16 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 17 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Seth L. Harrison

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 18 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253911101                   13G                    Page 19 of 29 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

      Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

      United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        3,864,675 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        3,864,675 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     3,864,675 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     25.47%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 20 of 29 pages

                                  Schedule 13G
                                 Amendment No. 4
                           Common Stock, No Par Value
                               CUSIP No. 253911101

Item 1(a)         Name of Issuer:
                  Pulse Point Communications (f/k/a/ Digital Sound Corporation)

Item 1(b)         Address of Issuer's Principal Executive Offices:
                        6307 Carpinteria Avenue
                        Carpinteria, CA 93013

Item 2(a)         Name of Person filing:

   Oak Investment Partners III A Limited Partnership
   Oak Associates III, Limited Partnership
   Oak Investment Partners V, Limited Partnership
   Oak Associates V, Limited Partnership
   Oak V Affiliates Fund, Limited Partnership
   Oak V Affiliates
   Oak Investment Partners VII, Limited Partnership
   Oak Associates VII, LLC
   Oak VII Affiliates Fund, Limited Partnership
   Oak VII Affiliates, LLC
   Oak Management Corporation
   Bandel L. Carano
   Gerald R. Gallagher
   Edward F. Glassmeyer
   Fredric W. Harman
   Seth L. Harrison
   Ann H. Lamont
   Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

   c/o Oak Management Corporation
   One Gorham Island
   Westport, CT 06880

Item 2(c)         Citizenship:

   Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

   Common stock, no par value

Item 2(e)         CUSIP Number: 253911101

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 15,172,320 shares outstanding as of October 28, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, plus shares issuable upon conversion or exercise of Series B Convertible Preferred Stock and options described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 2,616 shares of Common Stock, 9,667 shares of Common Stock, and 218 shares of Common Stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners III A Limited Partnership, Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively. Amounts shown as beneficially owned also include 1,630,000 shares, 36,668 shares, 1,625,835 shares and 40,833 shares issuable upon conversion of Series B Convertible Preferred Stock held by Oak Investment Partners V, Limited Partnership, Oak V Affiliates Fund, Limited Partnership, Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

   Not applicable

Item 6            Ownership  of More than Five  Percent  on Behalf of  Another
                  Person.

   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

   Not applicable

Item 8            Identification and Classification of Members of the Group.

   Not applicable

Item 9            Notice of Dissolution of Group.

   Not applicable

Item 10           Certification.

   Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                  Oak Investment Partners III
                                  A Limited Partnership

                                  By: Oak Associates III, Limited Partnership,
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      -----------------------------------------
                                      General Partner


                                  Oak Associates III, Limited Partnership

                                  By: /s/ Eileen M. More
                                      -----------------------------------------
                                      General Partner


                                  Oak Investment Partners V, Limited Partnership

                                  By: Oak Associates V,
                                      Limited Partnership,
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      -----------------------------------------
                                      General Partner


                                  Oak Associates V, Limited Partnership

                                  By: /s/ Eileen M. More
                                      -----------------------------------------
                                      General Partner

                                Oak V Affiliates Fund, Limited Partnership

                                By: /s/ Eileen M. More
                                    -----------------------------------------
                                    Oak V Affiliates,
                                    As General Partner

                                By: /s/ Eileen M. More
                                    -----------------------------------------
                                    General Partner


                                  Oak V Affiliates

                                By: /s/ Eileen M. More
                                    -----------------------------------------
                                    General Partner


                                Oak Investment Partners VII, Limited Partnership

                                By: Oak Associates VII, LLC,
                                    As General Partner
                                    General Partner

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak Associates VII, LLC

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak VII Affiliates Fund, Limited Partnership

                                By: Oak VII Affiliates, LLC,
                                    As General Partner

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak VII Affiliates, LLC

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member

                              OAK MANAGEMENT CORPORATION

                              By: /s/ Edward F. Glassmeyer
                                  ---------------------------
                                  Name:  Edward F. Glassmeyer
                                  Title: President


                                  /s/ Bandel L. Carano
                                  ---------------------------
                                  Bandel L. Carano


                                  /s/ Fredric W. Harman
                                  ---------------------------
                                  Fredric W. Harman


                                  /s/ Gerald R. Gallagher
                                  ---------------------------
                                  Gerald R. Gallagher


                                  /s/ Edward F. Glassmeyer
                                  ---------------------------
                                  Edward F. Glassmeyer


                                  /s/ Seth L. Harrison
                                  ---------------------------
                                  Seth L. Harrison


                                  /s/ Ann H. Lamont
                                  ---------------------------
                                  Ann H. Lamont


                                  /s/ Eileen M. More
                                  ---------------------------
                                  Eileen M. More

                                INDEX TO EXHIBITS


                                                                            Page
                                                                            ----

EXHIBIT A               Agreement of Reporting Persons                      27

                                    Exhibit A

      Each of the undersigned hereby agrees that Amendment No. 4 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of PulsePoint Communications has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                                  Oak Investment Partners III
                                  A Limited Partnership

                                  By: Oak Associates III, Limited Partnership,
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      ------------------------------------------
                                      General Partner


                                  Oak Associates III, Limited Partnership

                                  By: /s/ Eileen M. More
                                      ------------------------------------------
                                      General Partner


                                  Oak Investment Partners V, Limited Partnership

                                  By: Oak Associates V,
                                      Limited Partnership,
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      ------------------------------------------
                                      General Partner


                                  Oak Associates V, Limited Partnership

                                  By: /s/ Eileen M. More
                                      ------------------------------------------
                                      General Partner

                                Oak V Affiliates Fund, Limited Partnership

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Oak V Affiliates,
                                    As General Partner

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    General Partner


                                Oak V Affiliates

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    General Partner


                                Oak Investment Partners VII, Limited Partnership

                                By: Oak Associates VII, LLC,
                                    As General Partner
                                    General Partner

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak Associates VII, LLC

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak VII Affiliates Fund, Limited Partnership

                                By: Oak VII Affiliates, LLC,
                                    As General Partner

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member


                                Oak VII Affiliates, LLC

                                By: /s/ Eileen M. More
                                    --------------------------------------------
                                    Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By: /s/ Edward F. Glassmeyer
                                     ---------------------------
                                     Name:  Edward F. Glassmeyer
                                     Title: President

                                     /s/ Bandel L. Carano
                                     -------------------------------
                                     Bandel L. Carano


                                     /s/ Fredric W. Harman
                                     -------------------------------
                                     Fredric W. Harman


                                     /s/ Gerald R. Gallagher
                                     -------------------------------
                                     Gerald R. Gallagher


                                     /s/ Edward F. Glassmeyer
                                     -------------------------------
                                     Edward F. Glassmeyer


                                     /s/ Seth L. Harrison
                                     -------------------------------
                                     Seth L. Harrison


                                     /s/ Ann H. Lamont
                                     -------------------------------
                                     Ann H. Lamont


                                     /s/ Eileen M. More
                                     -------------------------------
                                     Eileen M. More